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                                                                  EXHIBIT 4.12
                                AMENDMENT NO. 1
                                ---------------
                          TO WARRANT AGREEMENT BETWEEN
                          ----------------------------
                             SEALY CORPORATION AND
                             ---------------------
                     SOCIETY NATIONAL BANK AS WARRANT AGENT
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      THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT between SEALY CORPORATION
(successor in interest to The Ohio Mattress Holding Company), a Delaware corporation (the "Company"), and SOCIETY NATIONAL BANK as the Warrant Agent (successor Warrant Agent to First Chicago Trust Company of New York), is dated as of the 1st day of April, 1995. Capitalized terms not otherwise defined in this Amendment No.1 shall have the meanings given them in the Warrant Agreement (as defined below).

                                  WITNESSETH:

      WHEREAS: The Company and the original Warrant Agent entered into a Warrant Agreement, dated as of the 1st day of August 1989 (the "Warrant Agreement"), to issue the Warrants which entitled the holders thereof to purchase shares of Class B Common Stock of the Company; and

      WHEREAS: The Company plans to offer its Common Stock for sale to the public (the "Offering") pursuant to a Registration Statement on Form S-2 to be filed with the Securities and Exchange Commission; and

      WHEREAS: The Company plans on amending its Restated Certificate of Incorporation to provide for the automatic conversion upon consummation of the Offering of shares of Class B Common Stock into Common Stock, $.O1 par value per share ("Common Stock"); and

      WHEREAS: The Company and the Warrant Agent desire to amend the Warrant Agreement provide for an exercise date of the Warrants of the earlier of (1) a date beginning 30 days after consummation of the Offering or (2) a date as otherwise determined under the Warrant Agreement, and to permit holders of the Warrants to exercise the same through the surrender of Warrants having a value equal to the exercise price of the underlying shares of Common Stock.

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Warrant Agreement and this Amendment, the parties hereby agree as follows:

      1. Section 1.01 of the Warrant Agreement is hereby amended by adding the following definitions thereto:



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      "Offering" is defined in the preamble.

      "Representatives" means the representatives of the underwriters for the Offering.

      2. Section 3.02 is deleted in its entirety and replaced with the following:

      "SECTION 3.02 EXERCISE PERIODS. Subject to the terms and conditions set forth herein (including Sections 3.03 and 3.08), the Warrants shall be exercisable at any time or from time to time:


          (i)   subsequent to August 9, 1995;

          (ii)  subsequent to the occurrence of any Triggering Event;

          (iii) in connection with an Initial Public Offering, but only to the extent that Warrant Shares issued upon exercise of the Warrants are included in the registration statement pertaining to the Initial Public Offering pursuant to Section 4.01, and subsequently sold in such Initial Public Offering;

           (iv) during the 90-day period subsequent to the date of notice by the Company of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company ("Liquidation"); or

           (v) subsequent to the thirtieth day following the first date that the Company receives payment for its shares sold in the Offering from the Representatives."

      3. Section 3.04 is deleted in its entirety and replaced with the following:

           "SECTION 3.04    MANNER OF EXERCISE. A Warrant may be exercised upon
(i) surrender to the Company of the certificate evidencing the Warrant at the office of the Warrant Agent, together with the form of election to purchase on the reverse thereof duly filled in and signed and (ii) payment to the Warrant Agent, for the account of the Company, of the Exercise Price for the number of Warrant Shares in respect of which such Warrant is then exercised. Such payment shall be made (a) by a certified or official bank check payable to the order of the Warrant Agent as agent for the Company or by wire transfer of funds to any account designated by the Company for such purpose and/or (b) by surrendering to the Company Warrants having a value equal to the aggregate exercise price payable with respect to the number of Warrant Shares to be purchased. In the event that a Holder of the Warrants determines to pay the exercise price for Warrant Shares by surrendering to the Company a portion of such Holder's Warrants, the number of Warrants to be


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surrendered in exchange for each Warrant Share shall be determined by dividing fifty (subject to any adjustment required under Section 7.02 or 7.06) one hundredths (.50) by the Current Market Value of a share of Common Stock. Subject to Section 3.02, the rights of purchase represented by the Warrants shall be exercisable at the election of the Holders either in full at any time or from time to time in part and in the event that a Warrant Certificate is surrendered for exercise in respect of less than all of the Warrant Shares purchasable on such exercise, a new Warrant Certificate exercisable for the remaining Warrant Shares will be issued. The Warrant Agent shall countersign and deliver the required new Warrant Certificates, and the Company, at the Warrant Agent's request, shall supply the Warrant Agent with Warrant Certificates duly signed on behalf of the Company for such purpose."

        4. Except as set forth herein, the Warrant Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        5. This Amendment No.1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the day and year first above written.


                                         SEALY CORPORATION


                                    By:  John D. Moran
                                         -----------------------

                                   Its:  Secretary
                                         -----------------------


                                         SOCIETY NATIONAL BANK AS SUCCESSOR
                                         WARRANT AGENT


                                    By:  Laura Kress
                                         -----------------------

                                   Its:  Trust Officer
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